Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Completes Acquisition of Three Newspapers

SAN JOSE, Aug. 29, 2005 – Knight Ridder announced today the closing on its acquisition of three newspapers in the Northwest from Gannett: The (Boise) Idaho Statesman, and two newspapers in the state of Washington, The (Olympia) Olympian, and The Bellingham Herald.

In return for the three newspapers, Gannett received from Knight Ridder the Tallahassee Democrat and cash. The transaction was announced on Aug. 3, and has closed following the favorable completion of regulatory review.

As noted in the earlier announcement, the publishers of the three newspapers will be: in Boise, Mike Petrak, formerly vice president/marketing for Knight Ridder; in Olympia, John Winn Miller, formerly senior vice president/marketing, the Tallahassee Democrat; and in Bellingham, Glen Nardi, formerly senior vice president/operations, San Jose Mercury News.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif. (NR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.